Exhibit (12)(a)

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

September 23, 2024

MassMutual Growth Opportunities Fund

MassMutual Select Funds

1295 State Street

Springfield, Massachusetts 01111

MassMutual Blue Chip Growth Fund

MassMutual Select Funds

1295 State Street

Springfield, Massachusetts 01111

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated September 9, 2024 by and among MassMutual Select Funds, a Massachusetts business trust (“Selling Trust”) on behalf of one of its series, MassMutual Growth Opportunities Fund (“Selling Fund”), and MassMutual Select Funds, a Massachusetts business trust (“Acquiring Trust”) on behalf of one of its series, MassMutual Blue Chip Growth Fund (“Acquiring Fund”). The Agreement describes a proposed transaction (the “Reorganization”) to occur as of the date of this letter, pursuant to which Acquiring Fund will acquire all of the assets of Selling Fund in exchange for shares of beneficial interest in Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by Acquiring Fund of all of the liabilities of Selling Fund following which the Acquiring Fund Shares received by Selling Fund will be distributed by Selling Fund to its shareholders in liquidation and termination of Selling Fund. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 8.6 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

Each of Selling Trust and Acquiring Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. Shares of each of Selling Fund and Acquiring Fund are redeemable at net asset value at each shareholder’s option. Each of the Selling Fund and Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”).

MassMutual Growth Opportunities Fund
MassMutual Blue Chip Growth Fund	September 23, 2024

For purposes of this opinion, we have considered the Agreement, the Combined Information Statement/Prospectus dated July 3, 2024, and such other items as we have deemed necessary to render this opinion. In addition, each of Selling Fund and Acquiring Fund has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”) representing as to certain facts, occurrences, and information upon which each of Selling Fund and Acquiring Fund has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; and (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete.

Based on and subject to the foregoing and subject to the final paragraphs hereof, we are of the opinion that, for U.S. federal income tax purposes:

(i)	The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and Acquiring Fund and Selling Fund each will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

(ii)	Under Section 1032 of the Code, Acquiring Fund will not recognize gain or loss upon the receipt of the assets of Selling Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Selling Fund;

(iii)	Under Sections 361 and 357(a) of the Code, Selling Fund will not recognize gain or loss upon the transfer of Selling Fund’s assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of all the liabilities of Selling Fund, or upon the distribution of Acquiring Fund Shares by Selling Fund to its shareholders in liquidation, except for (A) any gain or loss recognized on (1) “section 1256 contracts” as defined in Section 1256(b) of the Code or (2) stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (B) any other gain or loss that may be required to be recognized (1) as a result of the closing of the tax year of Selling Fund, (2) upon the termination of a position, or (3) upon the transfer of an asset regardless of whether such a transfer would otherwise be a nontaxable transaction under the Code;

MassMutual Growth Opportunities Fund
MassMutual Blue Chip Growth Fund	September 23, 2024

(iv)	Under Section 354 of the Code, Selling Fund shareholders will not recognize any gain or loss upon the exchange of their Selling Fund shares for Acquiring Fund Shares in the Reorganization;

(v)	Under Section 358 of the Code, the aggregate tax basis of Acquiring Fund Shares a Selling Fund shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Selling Fund shares exchanged therefor;

(vi)	Under Section 1223(1) of the Code, a Selling Fund shareholder’s holding period for the Acquiring Fund Shares received in the Reorganization will be determined by including the period during which such shareholder held or is treated for federal income tax purposes as having held the Selling Fund shares exchanged therefor, provided that the shareholder held those Selling Fund shares as capital assets;

(vii)	Under Section 362(b) of the Code, Acquiring Fund’s tax basis in the assets of Selling Fund transferred to Acquiring Fund in the Reorganization will be the same as Selling Fund’s tax basis immediately prior to the transfer, increased by any gain or decreased by any loss required to be recognized as described in (ii) above;

(viii)	Under Section 1223(2) of the Code, the holding period in the hands of Acquiring Fund of each Selling Fund asset transferred to Acquiring Fund in the Reorganization, other than certain assets with respect to which gain or loss is required to be recognized as described in (ii) above, will include the period during which such asset was held or treated for federal income tax purposes as held by Selling Fund; and

(ix)	Acquiring Fund will succeed to and take into account the items of Selling Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Regulations thereunder.

We believe that (i) Acquiring Fund will continue Selling Fund’s historic business within the meaning of Treas. Reg. § 1.368-1(d), as an open-end investment company that seeks to achieve long-term growth of capital by investing primarily in equity securities of U.S. companies that offer the potential for long-term growth, and therefore (ii) the continuity of business enterprise test required for qualification under Section 368(a) of the Code is met in the Reorganization.

No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above. Our opinion is based on the Code, Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities

MassMutual Growth Opportunities Fund
MassMutual Blue Chip Growth Fund	September 23, 2024

on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to your Registration Statement on Form N-14 (File No. 333-280690).

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP
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